Exhibit 5.1

THE NEW YORK TIMES BUILDING	BEIJING
62O EIGHTH AVENUE	BRUSSELS
NEW YORK. NY 10018-1405	LONDON
TEL 212.841.1000	NEW YORK
FAX 212.841.1010	SAN DIEGO
WWW.COV.COM	SAN FRANCISCO
SILICON VALLEY
WASHINGTON
May 11, 2009
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Ladies and Gentlemen:
     We have acted as counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), in connection with the prospectus, dated May 5, 2009 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated May 6, 2009 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 5, 2009 and the offer and sale of (i) $1,000,000,000 in aggregate principal amount of the Company’s 10.500% Senior Notes due 2016 (the “Notes”) and (ii) Guarantees of the Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Guarantors”), in each case to be issued pursuant to the Indenture, dated as of May 11, 2009 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”).
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture. We have assumed further that the Company and the Guarantors are duly organized, validly existing and in good standing under the laws of the jurisdiction in which each is organized and that each has all requisite power, authority and legal right to execute, deliver and perform the Indenture, the Notes and the Guarantees, as applicable. We have assumed further that each of the Company and the Guarantors has duly authorized, executed and delivered the Indenture and the Notes, as applicable.
     We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.
     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and the Notes and the Guarantees have been duly issued and delivered against payment therefor as contemplated in the Registration Statement and Prospectus, the Notes and the Guarantees will constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest.
     We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York and the Federal law of the United States of America.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on May 11, 2009. We also hereby consent to the reference to our firm under the heading “Legal matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP

Covington & Burling LLP

SCHEDULE A
Guarantors
Celeron Corporation
Dapper Tire Co., Inc.
Divested Companies Holding Company
Divested Litchfield Park Properties, Inc.
Goodyear Canada Inc.
Goodyear Export Inc.
Goodyear Farms, Inc.
Goodyear International Corporation
Goodyear Western Hemisphere Corporation
Wheel Assemblies Inc.
Wingfoot Commercial Tire Systems, LLC
Wingfoot Ventures Eight Inc.